Exhibit (a)(5)

CASH ACCOUNT TRUST
Money Market Portfolio

Termination of Class of Shares of Beneficial Interest
(The “Instrument”)

The undersigned, being a majority of the duly elected and qualified Trustees of Cash Account Trust, a Massachusetts business trust (the “Trust”), acting pursuant to Article III, Section 1 of the Agreement and Declaration of Trust dated November 13, 1989, as amended (the “Declaration of Trust”), hereby terminate the class designated below in  paragraph 1 (the “Class”) of shares of beneficial interest (the “Shares”) of the series of the Trust heretofore designated as the Money Market Portfolio (the “Fund”):

1.  The following Class of the Money Market Portfolio is hereby terminated:

 Premier Shares

Executed this 16th day of November, 1999.

/s/John W. Ballantine
John W. Ballantine, as Trustee

/s/Lewis A. Burnham
Lewis A. Burnham, as Trustee

/s/Donald L. Dunaway
Donald L. Dunaway, as Trustee

/s/Robert B. Hoffman
Robert B. Hoffman, as Trustee

/s/Donald R. Jones
Donald R. Jones, as Trustee

/s/Thomas W. Littauer
Thomas W. Littauer, as Trustee

/s/Shirley D. Peterson
Shirley D. Peterson, as Trustee

/s/Cornelia M. Small
Cornelia M. Small, as Trustee

/s/William P. Sommers
William P. Sommers, as Trustee